      PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED JULY 6, 1998

                       TRANS WORLD AIRLINES, INC.
       3,290,901 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE


      The 3,290,901 shares of Common Stock, $.01 par value per share (the "Common Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of restricted Common Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 6, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

      The Selling Holders will receive all of the net proceeds from the sale of the restricted Common Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

      No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

      The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                             SELLING HOLDERS
      The following table sets forth information with respect to the Selling Holders of the securities offered hereby, the number of shares of restricted Common Stock beneficially owned by each Selling Holder, and the shares of restricted Common Stock that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of restricted Common Stock in accordance with the requirements set forth in the Prospectus. This table is cumulative and includes information provided to the Company with respect to Selling Holders that was previously
included in Prospectus Supplement No. 1 dated July 14, 1998.   The number of
shares shown in the table below are all of the shares of restricted Common Stock and the Selling Holders are all of the holders of restricted Common Stock as of the date hereof. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Common Stock.

--------------------------------------------------------------------------------------------------------------------------
                                   Number of shares of Restricted     Number of shares of    Percentage of total shares of
                                     Common Stock Beneficially      Restricted Common Stock    Restricted Common Stock
            Name                              Owned                         Offered            which may be sold pursuant
                                                                                                  to this Prospectus
--------------------------------------------------------------------------------------------------------------------------
Duquesne Fund, L. P.                          799,234                       799,234                      24.3%
No Margin Fund, L. P.                         250,232                       250,232                       7.6%
Steeler Fund, L. P.                         1,568,250                     1,568,250                      47.7%
Lakeshore International, Ltd.                 206,975                       206,975                       6.3%
Global Bermuda, Ltd. Partnership              118,596                       118,596                       3.6%
Merced Partners, Ltd. Partnership             206,975                       206,975                       6.3%
Hour, L.L.C.                                  140,639                       140,639                       4.3%
                                            ---------                     ---------                      -----

       Total. . . . . . . . . . . . . .     3,290,901                     3,290,901                       100%
                                            =========                     =========                      =====



         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 21, 1998